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                     [CARL THOMPSON ASSOCIATES LETTERHEAD]

                                                                    EXHIBIT 99.1

                                    o NEWS o




FOR IMMEDIATE RELEASE:  Monday,  June 1, 1998

CONTACT:  Shirley Thompson, President
          Sheila Whitman, Account Executive
          Carl Thompson Associates
          (303) 665-4200 or cta@ctaonline.com


                  AMERICAN COIN MERCHANDISING SIGNS AGREEMENTS
                  TO ACQUIRE ITS LARGEST FRANCHISEES; WILL ADD
                    APPROXIMATELY 1,300 SKILL-CRANE MACHINES

BOULDER, CO - American Coin Merchandising, Inc., "ACMI," (NASDAQ: AMCN) today announced that it has entered into agreements to acquire the Washington, Oregon and central Florida operations and territories of its largest franchisees, NW Toys Co., Oregon Coin Company and Suncoast Toys, Inc., for an aggregate purchase price of approximately $30 million, including inventory. Currently, the franchisees operate approximately 1,300 skill-crane machines. The acquisitions are scheduled to close on June 12, 1998, subject to the completion of due diligence. For the year ended December 31, 1997, the franchisees recorded approximately $19.9 million in total revenue.

American Coin Merchandising, Inc., headquartered in Boulder, Colorado, and its franchisees own and operate more than 10,000 coin-operated skill-crane machines throughout the United States. These machines dispense stuffed animals, plush toys, watches, jewelry and other items. The Company's distinctive skill-crane machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.

Note: News releases and other information about American Coin Merchandising can be accessed at no charge at http://www.ctaonline.com/ir/amcn.htm on the Internet.

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